Exhibit 10.23

The mailing, delivery or negotiation of this Lease shall not be deemed an offer to enter into any transaction or to enter into any relationship, whether on the terms contained herein or on any other terms. This Lease shall not be binding upon Landlord, nor shall Landlord have any obligations or liabilities with respect thereto, or with respect to the premises, unless and until Landlord has received Tenant’s signed counterparts and executed and delivered this Lease. Until such execution and delivery of this Lease, Landlord may terminate all negotiation and discussion of the subject matter hereof, without causes and for any reason, without recourse or liability.

LEASE

BY

WAKEFIELD INVESTMENTS, INC.

TO

CONFORMIS, INC.

Dated: August 20, 2014

i

LEASE

1.                                      Identifications

This Lease is made as of August 20, 2014, by and between WAKEFIELD INVESTMENTS, INC., a Massachusetts corporation having an address at P.O. Box 540, Wakefield, Massachusetts 01880 (“Landlord”) and CONFORMIS, INC., a Delaware corporation having an address at 28 Crosby Drive, Bedford, MA 01730 (“Tenant”).

2.                                      The Premises: Parking and Loading

In consideration of the Basic Rent, Additional Rent, and other payments and covenants of Tenant hereinafter set forth, and upon the following terms and conditions, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 40,751 rentable square feet of floor space (measured by BOMA/ANSI Standards) (the “Premises”), located in a certain building (the “Building”), which has been constructed by Landlord, on a certain parcel of land located at 600 Research Drive, Wilmington, Massachusetts (the “Property”), said land is more particularly described in Exhibit A hereto. The Premises are leased together with rights, in common with Landlord and all others (including any other tenant or tenants of the Building or the Property) claiming under Landlord or otherwise from time to time lawfully entitled thereto, to use the Common Areas, as hereinafter defined, for their intended purposes. Tenant shall have non-exclusive and unreserved access, in common with others from time to time entitled thereto, to approximately three and one-half (3.5) parking spaces per one thousand (1,000) rentable square feet of floor space free of charge throughout the Term. In addition, Tenant shall have the exclusive use of eight (8) parking spaces, the exact location of which shall be reasonably agreed upon by Landlord and Tenant (taking into account, without limitation, any existing restrictions) free of charge throughout the Term. Landlord will provide reasonable signage indicating such exclusive use, but Landlord shall have no responsibility to Tenant to enforce any parking restrictions or liability for any wrongful use by others. All such use and access to be subject to Landlord’s reasonable rules and regulations from time to time in effect.

3.                                      The Building and Common Areas

The Building is a single story brick and glass structure containing approximately 100,256 rentable square feet of floor space.

The Common Areas shall consist of (i) the common entrance area(s) and all other such common areas of the Building and (ii) the driveways, walkways, parking areas and other common areas of the Property. Landlord reserves the right to alter the Common Areas from time to time during the Term (as hereinafter defined) provided that no alteration shall materially reduce the minimum number of parking spaces available to Tenant as specified in Section 2 above.

4.                                      Condition of the Premises

(a)                                 Except as otherwise expressly set forth herein, including Landlord’s Work described below, the Premises are being leased in their existing condition as is, without representation or warranty by Landlord.  Landlord represents that, on the Term Commencement Date, the HVAC, electrical, mechanical, plumbing and life safety systems and equipment serving the Premises, as well as the Building’s roof, foundation and all structural elements, will be in good condition and repair.  Tenant acknowledges that it has inspected the Premises and common areas of the Building and (subject to completion of Landlord’s Work) has found the same satisfactory for their intended uses.  Promptly upon the execution and delivery by Landlord and Tenant of this Lease, and payment by Tenant of the Security Deposit and the delivery of the Tenant’s insurance certificates, the Landlord agrees to undertake those improvements in the Premises as are described on Exhibit A-1 hereto, and shown on the space layout plan, prepared by Warnick Associates, dated as of July 22, 2014, and attached hereto as Exhibit A-2 (the “Layout Plan”).  The foregoing improvements are referred to as “Landlord’s Work.”  The Layout Plan has been approved by Tenant, and Landlord shall be responsible for obtaining any building or other similar permits necessary to perform Landlord’s Work.  Landlord shall perform Landlord’s Work at Landlord’s expense, provided that the cost of any changes requested by Tenant (if approved by Landlord, which approval will not be unreasonably withheld, delayed or conditioned) after the date hereof shall be paid by Tenant, and such payment will be made at the time of Landlord’s approval of any such change (based on the cost as reasonably estimated by Landlord’s contractor, with a final adjustment at completion), and Tenant shall, if requested by Landlord, execute an agreement confirming such excess costs.  Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Work on or before April 1, 2015 (the “Target Date”), but Landlord shall have no liability for failure to do so (except the delay in the Term Commencement Date and (if applicable) the rent penalty set forth below).  Without limitation, Landlord’s Work does not include wiring or cabling for Tenant’s information systems or tel-data equipment or Tenant’s furniture, trade fixtures or equipment, all of which shall be installed by Tenant at its expense.  In the event that Landlord has not delivered the Premises substantially complete within fifteen (15) days after the Target Date (as the same may be extended by force majeure or by reason of any Tenant Delay), then Tenant shall be entitled to one (1) day of abatement of Basic Rent and Additional Rent for each day of such delay after such fifteenth (15th) day.  In the event that Landlord has not delivered the Premises substantially complete on or before May 15, 2015 (as the same may be extended by force majeure or by reason of any Tenant Delay), then Tenant shall be entitled to two (2) days of abatement of Basic Rent and Additional Rent for each day of such delay after May 15, 2015.

(b)                                 Landlord’s Work shall be deemed substantially complete and the Premises ready for occupancy on the first day (the “Substantial Completion Date”) as of which (i) Landlord’s Work has been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Premises (i.e. so-called “punch list” items), and (ii) Landlord has obtained a certificate of occupancy from the Town of Wilmington (or, if a certificate of occupancy has not been issued, then Landlord has obtained reasonable evidence that all requirements for a certificate of occupancy have been satisfied and that the same will be issued in the ordinary course), and (iii) Tenant has been given written notice thereof.  Landlord shall complete “punch list” items as soon as conditions reasonably permit after the Substantial Completion Date and Tenant shall afford Landlord access to the Premises for such purposes.

(c)                                  Except to the extent to which Tenant shall have given Landlord notice, not later than ninety (90) days after the Term Commencement Date, of respects in which Landlord has not performed Landlord’s Work, Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Work.

(d)                                 If any delay shall occur in the Substantial Completion Date as a result of:

(i)                                     any request by Tenant that Landlord delay the commencement or completion of Landlord’s Work for any reason;

(ii)                                  any change by Tenant in the Layout Plan or in Landlord’s Work after the date hereof;

(iii)                               any other act or omission of Tenant or its officers, agents, servants or contractors; or

(iv)                              any reasonably necessary displacement of any of Landlord’s Work from its place in Landlord’s construction schedule resulting from any of the causes for delay referred to in this paragraph (d) and the fitting of such Landlord’s Work back into such schedule;

then the Rent Commencement Date shall commence on the date it would have commenced but for Tenant’s Delay.  The delays referred to above are herein referred to collectively and individually as “Tenant’s Delay.”  If a delay in the Substantial Completion Date, or if any substantial portion of such delay, is the result of force majeure, and such force majeure delay would not have occurred but for a Tenant’s Delay, such delay shall be included in the original Tenant’s Delay.  As used in this paragraph, the term “force majeure” shall mean an act of God, war, civil commotion, fire, casualty, labor difficulties, shortages of labor or materials or equipment, governmental regulation, act or default of Tenant, or any other causes beyond Landlord’s reasonable control.

5.                                      Term: Early Access

(a)                                 The initial term of this Lease (the “Initial Term”) shall commence on that date (the “Term Commencement Date”) which is the later to occur of (i) the Target Date, or (ii) the Substantial Completion Date.  Notwithstanding the foregoing, and except as provided in paragraph (b) below, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business prior to the Term Commencement Date as determined pursuant to the preceding sentence, such date of occupancy shall, for all purposes of this Lease, be the Term Commencement Date.  For the avoidance of doubt, Tenant personnel occupying the Premises for the purpose of installing and validating equipment and any other activities related to Tenant’s application for and receipt of medical device regulatory approvals shall not be considered conducting its business.  This Lease shall expire, unless earlier terminated or extended in accordance with the terms hereof, at 11:59 p.m. on the day immediately preceding the seventh (7th) anniversary of the Rent Commencement Date (defined below), except that if the Rent Commencement Date is not the first day of a calendar month, then the Initial Term shall expire on the last day of the calendar month in which the seventh (7th) anniversary occurs.  Promptly following Term Commencement Date, Landlord and Tenant shall enter into an agreement, in form and substance reasonably satisfactory to both parties, confirming the Term Commencement Date, the Rent Commencement Date and the expiration date of the Initial Term, provided, however, that failure to execute and deliver such agreement shall not affect the validity of the Term Commencement Date, the Rent Commencement Date or the expiration date of the Initial Term as herein set forth.

(b)                                 If and when Landlord’s contractor has determined that such occupancy will not interfere with or delay any other work to be done by Landlord and will not delay the Substantial Completion Date, Landlord shall so notify Tenant and (provided Tenant has paid the first month’s rent and Security Deposit and delivered its insurance certificates) Tenant may have access to the Premises for the purpose of installing furniture, fixtures, equipment, telecommunications facilities and cabling and validating its equipment and machinery, and thereafter for the general conduct of Tenant’s business, provided that Tenant shall not be required to pay Basic Rent for the period prior to the Rent Commencement Date.  Subject to the foregoing, Landlord shall provide such access on or before October 1, 2014 (the date on which such access is available is the “Early Access Date”).  Notwithstanding the foregoing, all other terms and conditions of this Lease shall fully apply, including without limitation the requirements of Sections 9 and 15, and Tenant shall be responsible for the cost of all natural gas and electricity furnished to the Premises for the period following the Early Access Date (as reasonably determined by Landlord, and taking into account the extent to which any ongoing Landlord’s Work uses a significant amount of electricity that should reasonably be paid for by Landlord).  Tenant acknowledges that such access will be in common with Landlord’s contractors and suppliers performing Landlord’s Work, and Tenant and its contractors will coordinate and cooperate with Landlord’s contractors to avoid interference with or delay in the completion of Landlord’s Work.  If so requested by Landlord’s contractor, Tenant will suspend any access activities which Landlord’s contractors reasonably determine are interfering with or delaying Landlord’s Work.

6.                                      Use of the Premises; Licenses and Permits; Appurtenant Storage

(a)                                 Tenant shall use the Premises only for light manufacturing, warehousing and general office purposes, together with uses customarily incidental thereto, including without limitation providing a kitchen and break area for its personnel, and all to the extent now and hereafter from time to time permitted under applicable laws, by-laws, ordinances, codes, rules, regulations, orders and other lawful requirements of governmental bodies having jurisdiction.  Tenant, any permitted subtenants, licensees, invitees and any other users of the Premises shall apply in their own names for, and obtain and maintain at their own expense, any and all licenses, permits and other approvals which may be required from governmental bodies in connection with any particular use of the Premises during the Term.  In connection with the foregoing uses, and subject to the foregoing requirements and conditions, Tenant may keep and store within the Premises reasonable quantities of industrial gases that are used for Tenant’s operations, including without limitation nitrogen and argon.

(b)                                 So long as there exists no Default of Tenant (as defined in Section 23 below) and if Tenant so requests, and upon Tenant’s obtaining all necessary governmental permits and approvals (and upon delivery of the same to Landlord if requested), Landlord will make available for the use of Tenant during the Term, an area designated by Landlord (and approved by Tenant, which approval will not be unreasonably withheld, delayed or conditioned) outside the Building for the storage by Tenant (at Tenant’s sole cost and expense) of a liquid nitrogen tank (not to exceed 1,000 gallons) to serve the Premises.  Tenant will construct and maintain a suitable enclosure or fence to ensure that such tank is not accessible by unauthorized persons.  Landlord will have no obligation or liability with respect to the construction of any pad or enclosure, or for the installation, maintenance or repair of the storage tank.  Tenant will be solely responsible for the installation, maintenance, repair and replacement of any such equipment.  Tenant will pay all costs of any necessary alteration to the Building, or of repairing any damage to the Building (including its systems and equipment) arising from or as a result of the presence of such tank, and the indemnity provisions set forth in Section 15 below shall (without limitation) be expressly applicable to this installation.

7.                                      Basic Rent; Additional Rent

(a)                                 Basic Rent.  Tenant shall, beginning on the Term Commencement Date (except as hereafter provided), and throughout the remaining Term, pay Basic Rent (“Basic Rent”) to Landlord as follows:

Period	Rent/RSF/Annum	Annual Rent		Monthly Payment
Lease Year 1*	$7.50	$305,632.50	*	$25,469.38	*
Lease Year 2	$8.50	$346,383.50		$28,865.29
Lease Year 3	$8.75	$356,571.25		$29,714.27
Lease Year 4	$9.00	$366,759.00		$30,563.25
Lease Year 5	$9.25	$376,946.75		$31,412.23
Lease Year 6	$9.50	$387,134.50		$32,261.21
Lease Year 7+	$9.75	$397,322.25		$33,110.19

* - Subject to reduction as provided below

A “Lease Year” is a period of twelve consecutive calendar months during the Term, commencing on the Term Commencement Date and ending on the day immediately preceding the first anniversary of the Term Commencement Date (except that if the Term Commencement Date is not the first day of a calendar month, then the first Lease Year shall expire on the last day of the calendar month in which the first anniversary of the Term Commencement Date occurs), and any partial Lease Year at the end of the

Term will be a part of the final Lease Year.  The “Term” of this Lease shall include the Initial Term and any Extended Term as to which Tenant has properly exercised an available option.  Notwithstanding the foregoing, so long as there exists no Default of Tenant hereunder, (i) Landlord will waive the requirement that Tenant pay Basic Rent until the one hundred twenty-first (121st) day following the Term Commencement Date (the “Rent Commencement Date”), and (ii) for the period commencing on the Rent Commencement Date and continuing for the remainder of the first Lease Year, the Basic Rent will be based on 27,000 rentable square feet (i.e., $202,500.00 per annum and $16,875.00 per month).  Basic Rent shall be payable in advance on the first day of each month in equal monthly installments during the Term to Landlord at the address set forth above or such other address as Landlord may hereafter specify by thirty (30) days prior written notice to Tenant, without counterclaim, set off, deduction or defense except as expressly provided in this Lease.  Basic Rent for any partial month shall be prorated on a daily basis.

(b)                                 Additional Rent.  This Lease is intended by the parties hereto to be a so-called “net” lease, to the end that the Basic Rent shall be received by Landlord net of all costs and expenses related to the Premises as set forth in this Lease, and net of Tenant’s Share, as hereinafter defined, of all Common Expenses.  The same shall be paid to Landlord commencing on the Term Commencement Date, and thereafter upon demand as additional rent (sometimes referred to as “Additional Rent”), in the same manner as Basic Rent.  For the purposes hereof, the term “Park” shall mean the Building and those other buildings currently owned by Landlord and numbered 200, 500 and 800 Research Drive.  Landlord shall, in its commercially reasonable discretion, make such allocations as Landlord may deem appropriate of expenses between Common Areas of the individual buildings and those of the Park as a whole, so long as such allocations are computed on a commercially reasonably basis throughout the Term.  Currently, the Park expenses include the costs of landscaping Research Drive (of which the Building’s share is 16.09%), and the costs of maintaining and repairing the water booster station serving the Park (of which the Building’s share is 19.20%).  The “Tenant’s Share” of the common areas of the Building is 40.62% (being the ratio of the rentable square footage of the Premises (40,751) to the rentable square footage of the Building (100,256)), provided, however, that with respect only to the first twelve months of the Term, Tenant’s Share shall mean 26.91% (being the ratio of 27,000 to the rentable square footage of the Building).  In addition to paying Tenant’s Share of Common Expenses, Tenant will pay Landlord as Additional Rent for each calendar year (or portion thereof) a commercially reasonable property management fee, which shall not exceed (i) 3% of Tenant’s Basic Rent for the calendar year in question during the first two (2) years of the Term, and (ii) 4.0% of Tenant’s Basic Rent for the calendar year in question thereafter.

In addition to Common Expenses, Tenant shall also pay as Additional Rent, promptly upon being billed therefor by Landlord, any and all charges, costs, expenses provided for in this Lease, and obligations as Landlord may from time to time incur at the request of Tenant (or as a result of Tenant’s failure to perform its obligations as provided herein) with regard to the Premises or the operation or maintenance thereof (to the extent not properly included in Common Expenses), except as otherwise expressly agreed in this Lease, including, without limiting the generality of the foregoing, reasonable attorneys’ fees incurred by Landlord in connection with any subleases and assignments of this Lease requested by Tenant and in connection with the enforcement of rights and pursuit of the remedies of Landlord under this Lease (whether during or after the expiration or termination of the Term).

(c)                                  “Common Expenses” shall mean any and all charges, costs and expenses of every kind and nature whatever, which Landlord may from time to time pay or incur and the value, based on competitive rates, of any materials and services which Landlord may reasonably provide in good faith, with respect to the management, operation and maintenance of the Building, the Park and the Property, including, without limitation, any and all costs and expenses paid or incurred by Landlord in connection with: (i) managing the Property and the Park and making repairs to and undertaking maintenance of the Building (including without limitation fire protection sprinkler and other systems), the Park or the

Property, including without limitation alterations to the Common Areas of the Building; (ii) providing utilities, including heat to the Common Areas of the Building; (iii) providing watering, landscaping and lawn care for the Park and the Property; (iv) sanding, plowing and removal of snow and ice from the driveways, walkways and parking areas; (v) lighting for the Park and the Property; (vi) maintaining property, liability and other insurance carried by Landlord, including that required to be maintained by Landlord pursuant to Paragraph 9 hereof (and including without limitation payment of any reasonable deductibles); and (vii) the reasonable annual amortized portion of any capital repair, replacement or improvement cost with respect to the Building, the Park or the Property that is made (A) for the purpose of increasing the operating efficiency of the Building or reducing Common Expenses; or (B) to comply with governmental law first applicable to the Building after the date hereof.  Landlord’s responsibilities for watering, landscaping, lawn care and for snow removal as provided for herein shall be completed in a good and workmanlike manner to maintain a professional appearance.  Snow removal shall include maintaining parking areas and the driveway serving the Building in usable condition for vehicles and pedestrians during snow conditions.

(d)                                 Exclusions.  The following shall not constitute Common Expenses for the purposes of this Lease; (i) all costs, including brokerage commissions, incurred in connection with the leasing of the Building, the Park and the Property; (ii) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Building or Common Areas or to comply with any requirements of any governmental authority in effect as of the effective date of this Lease (provided that reasonable wear and tear shall not be considered as a defect in the design, materials or workmanship); (iii) costs (to the extent Landlord actually receives proceeds of insurance or taking compensation) of repairing any damage and repairs attributable to condemnation, insured fire or other casualty; (iv) damage and repairs for which Landlord is reimbursed under any warranty or insurance policy; (v) the cost of repairs necessitated by the negligence or willful misconduct of Landlord; (vi) executive salaries of Landlord; (vii) salaries of all other Landlord personnel to the extent that such personnel perform services not solely in connection with the management, operation, repair or maintenance of the Building or Common Areas; (viii) Landlord’s general corporate overhead expenses not related to the Building; (ix) payments of principal or interest on any mortgage or other encumbrance including ground lease payments and points, commissions and legal fees associated with financing; depreciation (except in connection with amortization of capital costs); (xi) legal fees, accountants’ fees and other expenses incurred in connection with disputes with Tenant or other tenants or occupants of the Building or associated with the enforcement of any leases; (xii) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants in the Building; (xiii) the cost of any service provided to Tenant or other occupants of the Building for which Landlord is entitled to reimbursement; (xiv) except as provided above, the cost of any replacement or capital repair of the Building’s foundation, roof or structural elements; and (xv) property management fees except as provided in paragraph (b) above.

(e)                                  Limitations on Collection.  Any Common Expenses charged Landlord by any of its affiliates for goods or services provided to the Building, Park or Property by the affiliate shall not exceed the prevailing cost thereof that would be charged to Landlord by non-affiliated parties in arm’s length transactions.  All Common Expenses shall be attributable to the operations, maintenance, management and repair of the Park, Property and Building and shall be determined in accordance with generally accepted accounting principles and practices, consistently applied.  Landlord agrees that it will not collect from Tenant more than Tenant’s Share of 100% of the Common Expenses incurred to manage, operate and maintain the Building, the Park and the Property.

(f)                                   Periodic Payment.  Commencing on the Term Commencement Date, Landlord will reasonably estimate the amount that will be due on account of Common Expenses and bill Tenant monthly for the estimated amount as provided below.  Tenant shall, upon receipt of written notice from

Landlord, prepay to Landlord monthly as Additional Rent, in the same manner as Basic Rent, one twelfth (1/12) of the total of all such amounts as Landlord may from time to time reasonably estimate will be payable annually by Tenant under this Paragraph 7, which prepayments shall be applied, without interest, to such amounts as actually become payable.

Within one hundred twenty (120) days after the close of each Lease Year, Landlord shall deliver to Tenant a written statement of Tenant’s Share of the Common Expenses for such Lease Year prepared by Landlord from Landlord’s books and records, in reasonable detail, and computed in accordance with general accounting principles consistently applied.  If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such calendar year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement.  Any such deficiency payable by Tenant shall be considered Additional Rent for purposes of this Lease.  Landlord also shall provide a good faith estimate of Tenant’s Share of the Common Expenses for the upcoming Lease Year.

(g)                                  Audit.  Landlord shall keep, for a period of at least three (3) years after the expiration of any calendar year for which Tenant actually paid a share of Common Expenses, accurate records and supporting documents in connection with Landlord’s annual statement of Common Expenses for such calendar year.  No more than once in any calendar year, and within 90 days after receipt of any year-end statement referred to above, and so long as there exists no Default of Tenant, Tenant shall have the right to challenge the accuracy of any Common Expenses for the year described in such statement, by giving Landlord notice (within such 90-day period) of any such challenge (which notice shall set forth in reasonable detail the particular instances in which Tenant believes such accounting to be in error), Landlord shall make Landlord’s invoices or supporting documents for the year in question available to Tenant and Tenant may inspect the same at Landlord’s management office at reasonable times upon Tenant’s request.  No auditor shall be compensated in any manner that is based on the amount of any recovery, and no audit shall be made for any year other than the year described in the applicable statement.  If any inspection or audit pursuant to this paragraph and conducted using generally accepted auditing standards reveals an overcharge, such amounts shall be credited against amounts coming due from Tenant for Common Expenses (but Tenant shall in no event be entitled to a credit in excess of the amount actually paid by Tenant for the period in question).  If Tenant is entitled any such credit upon the expiration or early termination of this Lease, the amount of such credit shall be repaid to Tenant.  If such audit or inspection reveals that Tenant was undercharged, Tenant shall pay the amount of the undercharge within ten (10) business days after the completion of the audit.  In the event that Tenant’s audit indicates that Tenant was required to pay more than 110% of Tenant’s Share of the actual Common Expenses incurred by Landlord for the calendar year in question (as indicated by Landlord’s year-end reconciliation statement), Landlord will reimburse Tenant on request for the actual and reasonable out-of-pocket cost paid by Tenant for such audit, provided that Landlord will not be required to reimburse Tenant more than $2,500 hereunder.

(h)                                 Interest on Late Payment.  If any payment of Basic Rent or Additional Rent is not paid to Landlord within five (5) business days of the applicable due date, then at Landlord’s option, without notice and in addition to all other remedies hereunder, Tenant shall pay upon demand to Landlord as Additional Rent, interest thereon at an annual rate of ten percent (10%), to be computed from the date such Basic Rent or Additional Rent was originally due through the date when paid in full.  Notwithstanding the foregoing, such interest shall not be imposed if Tenant shall make payment within 10 days after notice from Landlord that such payment has not been timely received provided, however, that in no event shall Landlord be obligated to give more than two such notices in any 12 month period prior to assessing such interest against Tenant.

8.                                      Taxes

Tenant shall pay or cause to be paid to Landlord, throughout the Term (or, where appropriate, directly to the authority by which the same are assessed or imposed, with evidence of such payment to Landlord) as Additional Rent not later than ten (10) days prior to the date the same are due or twenty (20) days after receipt of written notice thereof to Tenant, whichever is later, (i) all taxes and excises upon the personal property and equipment of Tenant located at the Premises or the Property, and (ii) the Tenant’s Share of the Taxes (as hereinafter defined) and the entire amount of any interest, penalties and costs attributable to delayed payment thereof to the extent such delay is the fault of Tenant.  “Taxes” shall mean any and all real estate taxes, betterment and special assessments (provided that Landlord shall elect to pay any such betterment and special assessments over the longest period permitted by applicable law) or amounts in lieu or in the nature thereof and any other taxes, levies, water rents, sewer use charges and other excises, franchises, imposts and charges, general and special of whatever name and nature, and whether or not now within the contemplation of the parties hereto, which may now or hereafter be levied, assessed or imposed by The Commonwealth of Massachusetts, the Town of Wilmington or any other non-federal authority, or become a lien, upon all or any part of the Property, the Building, the Premises, the use or occupation thereof, or upon Landlord and Tenant in respect thereof, or upon the basis of rentals thereof or therefrom, or upon the estate hereby created or upon Landlord by reason of ownership of the reversion.  Taxes shall not include any amount that is assessed (and identified separately) with respect to new improvements hereafter constructed on the Property and which are not available for the use by or benefit of Tenant.

Notwithstanding the foregoing, none of the following shall constitute Taxes for the purposes of this Lease, and nothing contained herein shall be deemed to require Tenant to pay any of the following: (i) any state, local, federal, personal or corporate income tax measured by the income of Landlord; (ii) any estate, inheritance taxes, or gross rental receipts tax; (iii) any franchise, succession or transfer taxes; (iv) interest on taxes or penalties resulting from Landlord’s or any other tenant’s failure to pay taxes (provided that Tenant shall have made all of its required payments in a timely fashion); provided, however, that if some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or in part, or the type thereof, or if additional types of taxes are imposed upon the Property or Landlord (“New Taxing Method”).  Tenant agrees that such taxes or other charges shall be deemed to be, and shall be, Taxes hereunder and Tenant shall pay an equitable share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant’s share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions.  In the event of a New Taxing Method which measures income to Landlord, Tenant’s share thereof shall be calculated as if the Property were the only property of Landlord subject to such tax.

Tenant shall, commencing on the Term Commencement Date and thereafter upon receipt of written notice from Landlord, prepay to Landlord monthly as Additional Rent, in the same manner as Basic Rent, one-twelfth (1/12) of the total of all such amounts as Landlord may from time to time reasonably estimate will be payable annually by Tenant under this Paragraph 8, which prepayments shall be applied without interest to such amounts as actually become payable.  As soon as any such amounts so payable are actually determined, Landlord shall promptly deliver to tenant a written statement thereof, which shall include copies of the bills for the applicable Taxes.  Appropriate adjustments of any overpayment and underpayment shall be made within thirty (30) days after delivery of the statement.  Landlord shall provide a good faith estimate of Tenant’s Share of the Taxes, including anticipated escalations, for the upcoming Lease Year.

Landlord will monitor the amount of Taxes from time to time assessed with respect to the Property and the Building, and if Landlord determines that any such assessment is unreasonable or excessive, Landlord will undertake reasonable steps to challenge any material unlawful over-assessment or negotiate a reasonable reduction.  Landlord shall not, however, be required to institute any litigation or formal appeal at any agency other than the municipal assessing authority.  If Landlord shall receive any Tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any tax year, then out of any balance remaining thereof after deducting Landlord’s expenses reasonably incurred in obtaining such refund, Landlord shall credit to Tenant, provided there does not then exist a Default of Tenant, an amount equal to such refund or reimbursement or sum in lieu thereof, multiplied by Tenant’s Share; provided, that in no event, shall Tenant be entitled to receive more than the payments actually made by Tenant on account of Taxes for such tax year pursuant to this paragraph.  If a default on the part of Tenant exists, then until the same is cured as may be provided in this Lease, Landlord may retain Tenant’s share of such refund or reimbursement as security towards the cure thereof.  Landlord agrees that it will not collect from Tenant more than Tenant’s Share of 100% of the Taxes and other sums described herein as may be paid or assessed on or with respect to the Premises, the Building, the Park and the Property.

9.                                      Insurance: Waivers of Claims and Subrogation

Tenant shall, at its own cost and expense, obtain and throughout the Term shall maintain, with companies qualified to do business in Massachusetts and reasonably acceptable to Landlord, commercial general liability insurance (with broad form contractual liability) under which Tenant is named insured and Landlord (and such other persons as are in privity of estate with Landlord as may be set out in a notice from time to time) are listed as additional insured as their respective interests may appear, and insuring on an occurrence basis against claims for bodily injury, death or property damage occurring to, upon or about the Premises in limits of $2,000,000 per occurrence /$4,000,000 aggregate (combined single limit) for bodily injury or death and property damage and insurance covering contents of, and personal property and trade fixtures located in, the Premises.  Notwithstanding the foregoing, the risk of loss to all contents of, and personal property and trade fixtures located in, the Premises is upon Tenant, and Landlord shall have no liability with respect thereto unless (subject to applicable waivers of claims and subrogation) such loss is due to the negligence or willful misconduct of Landlord.  The above commercial general liability insurance policy shall be non-cancelable with respect to Landlord and Landlord’s said designees without thirty (30) days prior written notice, except in the event of cancellation for non-payment of premium, whereby ten (10) days prior notice will be provided.  Tenant shall provide Landlord with certificates of insurance evidencing the foregoing (but in limits of $2,000,000 per occurrence/$4,000,000 aggregate) and thereafter from time to time at Landlord’s request together with reasonable evidence of umbrella coverage which increases the limits to $2,000,000 per occurrence/$4,000,000 aggregate.  The policy shall provide coverage for blanket contractual liability (except for the negligence or willful misconduct of the non-insured party), premises and personal injury coverage, together with a cross-liability severability of interest provision.  Insurance required hereunder shall be written by companies licensed to do business in the state in which the Premises are located and have a General Policyholder’s rating of at least A-VIII as set forth in the most current issue of Best’s Insurance Guide.

Nothing in this Paragraph 9 shall prevent Tenant from carrying any of the insurance required of Tenant hereunder in the form of a blanket and/or umbrella insurance policy or policies which cover other properties owned or operated by Tenant in addition to the Premises.

Landlord shall obtain and throughout the Term shall maintain, with companies qualified to do business in Massachusetts and reasonably acceptable to Tenant and any Mortgagees, for the benefit as named insured of Landlord and any Mortgagees as their respective interests may appear, with losses first payable to such Mortgagees under a standard mortgagee endorsement: (i) insurance against lost rentals from the Building for a period of one year; (ii) so-called “property” insurance against loss or damage to the Building and the Landlord’s Work such as may result from fire and such other casualties as are normally covered by an “extended coverage” endorsement, such casualty insurance to be in an amount equal to the replacement cost of the Building; (iii) boiler and machinery insurance on any Building steam boilers, pressure vessels and pressure piping and miscellaneous electrical apparatus, engines, pumps, and compressors, fans and blowers, with so-called “standard blanket coverage” (15 HP and over); and (iv) a policy of commercial general liability insurance having a combined single limit for bodily injury and property damage of not less than Two Million Dollars ($2,000,000.00) per occurrence and general aggregate insurance in an amount of not less than Four Million Dollars ($4,000,000.00).

Landlord and Tenant each hereby release the other from any liability for any loss or damage to the Building, the Premises or other property and for injury to or death of persons occurring on the Property or in the Building or the Premises or in any manner growing out of or connected with Tenant’s use and occupation of the Premises, the Building or the Property or the condition thereof, whether or not caused by the negligence or other fault of Landlord, Tenant or their respective agents, employees, subtenants, licensees, invitees or assignees; provided, however, that this release (i) shall apply notwithstanding the indemnities set forth in Paragraph 15, but only to the extent that such loss or damage to the Building or other property or injury to or death of persons is covered (or required by this Lease to be covered) by insurance which protects Landlord or Tenant or both of them as the case may be; (ii) shall not be construed to impose any other or greater liability upon either Landlord or Tenant then would have existed in the absence hereof; and (iii) shall be in effect only to the extent and so long as the applicable insurance policies waive subrogation rights and provide that this release shall not affect the right of the insured to recover under such policies, which clauses shall be obtained by the parties hereto whenever available.  If waivers of subrogation are not obtainable under a party’s policies or are obtainable only at an additional cost, said party shall notify the other party which, if it desires to have the waiver of subrogation, shall pay said additional cost.

10.                               Utilities

To the extent not already separately metered, Tenant shall install separate meters to measure gas and electricity consumption by the Tenant, in which event Tenant shall be billed for such charges imposed in respect of the usage indicated by such meter and Tenant shall, at its own cost and expense, arrange and pay for such utilities provided to the Premises during the Term, including, without limitation, electricity (including electricity for HVAC, lights and outlets), gas, telephone service, security and fire protection, cleaning and trash removal.  Any new service deposits or fees required by the municipality or utility shall be paid by Tenant.  Any utilities that are not separately metered, including without limitation water and sewer charges, may be submetered by Landlord or, if Landlord so elects, Landlord may determine another reasonable and reasonably equitable manner of billing Tenant according to Tenant’s approximate utility usage.

11.                               Repairs and Maintenance

(a)                                 Tenant’s Obligation.  During the Term, and except as expressly provided below, Tenant, at its own cost and expense, shall: (i) maintain and make all necessary repairs and replacements to the electrical, mechanical, heating, ventilating and air conditioning, life safety, plumbing and other systems inside the Premises (or located outside the Premises but exclusively serving the Premises) (collectively, the “Dedicated Systems”), and shall maintain a service contract with respect to the Dedicated Systems with a company or companies reasonably acceptable to Landlord in connection therewith; (ii) make any repairs to the Building and the Property necessitated by the wrongful acts or negligence of Tenant or its agents, employees or invitees; (iii) obtain and maintain a service contract for dumpster service and janitorial services within the Premises with a company or companies reasonably acceptable to Landlord, and (iv) make all interior non-structural repairs, replacements and renewals necessary to keep the Premises in at least as good condition, order and repair as the same are on the Term Commencement Date or thereafter may be put, reasonable wear and use and damage by fire or other casualty only excepted (it being understood, however, that the foregoing exception for reasonable wear and use shall not relieve Tenant from the obligation to keep the Premises in good condition and in a manner consistent with a comparable single-story flex building, free from accumulation of dirt, rubbish and other debris).

(b)                                 Landlord’s Obligations.  From and after the Term Commencement Date and during the Term, Landlord shall make all repairs, replacements and renewals necessary: (i) to keep in good and sound condition the foundation and structure of the Building, including but not limited to steel, footings, exterior walls, roof deck, main sprinkler line, roof membrane, and all underground or under-slab utilities; (ii) to keep the electrical, mechanical, plumbing, sprinkler and other systems serving the Building generally or the Common Areas in as good condition, order and repair as the same are at the commencement of the Term or thereafter may be put; and (iii) to keep all Common Areas, including the parking areas, driveways, walkways, and other improvements on the Property, in reasonably good condition, reasonably free of accumulations of snow, and sanded as appropriate, and to keep all lawns and landscaped areas of the Property watered, fertilized and neatly trimmed.  The cost of repairing damage by wrongful acts or negligence of Tenant or its agents, employees or invitees shall be charged to Tenant as Additional Rent hereunder and, without limiting the generality of the foregoing, Tenant shall be responsible for any loss, cost or damage resulting from activities on the roof of the Building conducted by Tenant, its agents, employees and contractors which cause damage to the roof.  Notwithstanding paragraph (a) above, so long as Tenant maintains and repairs the Dedicated Systems (which may include, without limitation, routine replacement of parts and components), and except for any replacement required as a result of misuse or neglect by Tenant, if despite such proper maintenance and repair, during the first two (2) Lease Years, any of the Dedicated Systems need to be replaced, Tenant shall so advise Landlord and Landlord shall replace the unit(s) or equipment in question, and no portion of the cost thereof will be charged to Tenant.  The cost of any such replacement made after the end of the second Lease Year shall be amortized over the reasonably useful life of the replacement in accordance with generally accepted accounting principles, and the monthly charge-off (including a reasonable interest factor, which shall be determined by reference to the interest rate then being charged for long-term mortgages by institutional lenders on similar properties within the vicinity of the Building) will thereafter be payable by Tenant as Additional Rent hereunder.  In no event, however, will Landlord have any responsibility to repair, maintain or replace the Supplemental Unit (as defined below), it being agreed that Tenant shall be solely responsible therefor at Tenant’s sole cost.

12.                               Compliance with Laws and Regulations

Tenant shall comply, at its own cost and expense, with: (i) all applicable laws, by-laws, ordinances, codes, rules, regulations, orders, and other lawful requirements of governmental bodies having jurisdiction, whether or not foreseeable, and whether or not they involve any changes in governmental policy, which are applicable to the Premises, the fixtures and equipment therein and thereon; (ii) all orders, rules and regulations of the National Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, which may be applicable to the Premises, the fixtures and equipment therein or thereon or the use thereof; and (iii) the requirements of all policies of public liability, fire and all other types of insurance at any time in force with respect to the Premises, the Building or the Property and the fixtures and equipment therein and thereon.

Without limiting the generality of the foregoing, Tenant shall continually during the Term of this Lease maintain the Premises in accordance with all laws, codes and ordinances from time to time in effect and all directions, rules and regulations of the proper officers of governmental agencies having jurisdiction, and the standards recommended by the Boston Board of Fire Underwriters, and shall, at Tenant’s expense, obtain all permits, licenses and the like required by applicable law with respect to Tenant’s use or occupancy of the Premises.  To the extent that the Premises constitute a “Place of Public

Accommodation” within the meaning of the Americans With Disabilities Act of 1990, Tenant shall be responsible for making the Premises comply with such act provided, however, that Landlord shall be responsible for making the Premises comply with such act to the extent the Premises failed to comply therewith on the Term Commencement Date.  Landlord will be responsible (subject to Landlord’s right to contest any such requirement) for performance of any exterior or structural modifications to the Building, or modifications to any base Building systems serving the Premises, that are required either by applicable laws, codes or ordinances, or by such insurance standards, in any case other than on those required on account of Tenant’s particular use of or activities within the Premises.  The cost of any such compliance measures by Landlord may be included in Common Expenses as provided in Section 7 above.

13.                               Alterations by Tenant; Signage

Following the completion of Landlord’s Work, Tenant shall make no alterations, additions or improvements in or to any portion of the Premises, the Building or the Property without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, Landlord’s consent shall not be required for interior cosmetic alterations for which no building permit or other governmental permit or approval is required.  As to any alteration, addition or improvement made by Tenant and for which Landlord’s consent is required, Tenant shall first furnish Landlord with suitable assurances that Tenant will complete the same at no expense to Landlord and without any mechanics’ or materialmen’s lien upon the Property.  Any such consent may, at Landlord’s election, be conditioned upon Tenant being obligated to remove the same at the expiration or earlier termination of this Lease and to restore the Premises to its condition prior to such alterations, additions and improvements.  Landlord shall respond promptly to any request by Tenant for Landlord’s consent to an alteration after receipt of Tenant’s request therefor, which request contains all information and materials reasonably necessary for Landlord to evaluate the request.  If Landlord does not respond to any such request for approval (which response may be an approval (with or without reasonable conditions), or a reasonable disapproval or a reasonable request for additional information) within twenty (20) days, or within seven (7) days with respect to any re-submission of disapproved plans, after Landlord’s receipt thereof, Landlord shall be deemed to have approved the alteration in question.  Any disapproval given by Landlord shall be accompanied by a statement of the reasons for such disapproval.  Notwithstanding the foregoing, Tenant may, at the time of submitting any request for Landlord’s approval of an alteration, addition or improvement hereunder, request that Landlord determine whether or not Landlord will require its removal and/or restoration as aforesaid.  If Landlord does not specify otherwise in writing at or before the giving of such approval, then Tenant shall not be required to remove and/or restore the same.  Landlord acknowledges that Tenant desires to install on the Building a 20-ton supplemental HVAC unit (the “Supplemental Unit”) that is owned by Tenant, to provide additional heating, cooling and ventilation capacity for the Premises.  Tenant shall install the Supplemental Unit, using a qualified, reputable and property insured contractor selected by Tenant, at Tenant’s sole cost, and in a location to be reasonably approved by Landlord.  At the expiration or earlier termination of this Lease, the Supplemental Unit shall become the property of Landlord.  Any alterations made by Tenant that affect the roof or exterior of the Building will be made by (or at Landlord’s election, supervised by) Landlord’s designated contractor at Tenant’s cost.  Any work performed by Tenant shall not void or impair any warranty or guaranty, and Tenant shall bear the cost of supervision by Landlord.

Subject to covenants applicable to the Property and the Town of Wilmington Sign Regulations/By-Laws, Landlord will install and maintain, at no cost or expense to Tenant, Tenant’s name on the existing exterior monument directory sign at the driveway entrance to the Building and entrance to the Park (provided that Tenant will be responsible for the cost of any subsequent changes to such signs), and Tenant shall be permitted to install appropriate building standard signage approved by Landlord at the entry doors to the Premises.  The Landlord shall have the right to review and approve all specifications and sign designs as to size, colors, materials, and method of affixation.  Tenant shall maintain, repair and replace all such entry door signage at its sole cost and expense, and at Landlord’s election, shall remove all such signage and fixtures and connections at the expiration or earlier termination of this Lease.  Landlord’s approval and consent shall not be unreasonably withheld, delayed or conditioned.

14.                               Landlord’s Access

Tenant shall permit Landlord and any Mortgagees and their authorized representatives to enter the Premises (i) at all reasonable times during usual business hours for the purposes of inspecting the same, exercising such other rights as it or they may have hereunder or under any mortgages and exhibiting the same to prospective purchasers or mortgagees upon at least twenty-four (24) hours’ prior written notice, and (ii) at any time and without notice in the event of emergency.  Unless Tenant has elected to extend the Term and, in any event, no earlier than nine (9) months prior to the expiration of the Initial Term, Landlord and any Mortgagees and their authorized representatives may enter the Premises to exhibit the same to prospective tenants upon at least twenty-four (24) hours’ prior written notice.  In connection with any access by Landlord or any Mortgagee described herein (and except in the case of an emergency), Tenant may require that Landlord or such Mortgagee be accompanied by a representative of Tenant, provided that Tenant makes such a representative available for such purpose.

Landlord and any Mortgagee and their respective agents, employees and contractors shall conduct all of their activities on the Premises in a manner which does not unreasonably interfere with Tenant’s business or Tenant’s use of the Premises.

15.                               Indemnity

(a)                                 Tenant shall protect, defend (with counsel approved by Landlord in its reasonable discretion), indemnify and save Landlord harmless from and against any and all third party claims, actions or other proceedings to the extent arising from: (i) the conduct or management by Tenant or by anyone claiming under Tenant of or from any work or thing whatsoever done in or about the Premises during the Term by Tenant or by anyone claiming under Tenant and from any condition existing, or any injury to or death of persons or damage to properly occurring or resulting from an occurrence, during the Term in or about the Premises (except to the extent that the same arose as a result of the negligence or willful misconduct of Landlord or its agents or employees, or Landlord’s default under this Lease); or (ii) any negligent or willful and wrongful act or omission on the part of Tenant or any of its agents, employees, subtenants, licensees, invitees or assignees.  Tenant further agrees to indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees) and other liabilities to the extent incurred in connection with any such indemnified claim, action or other proceeding brought thereon.  Tenant’s duty to indemnify Landlord under this Paragraph 15 shall survive the expiration and termination of this Lease with respect to any claims, actions or other proceedings occurring prior to such expiration or termination.

(b)                                 Subject to applicable waivers of claims and rights of subrogation, Landlord shall protect, defend (with counsel approved by Tenant in its reasonable discretion), indemnify and save Tenant harmless from and against any and all claims and liabilities arising from the negligence or willful misconduct of Landlord or any of its agents or employees.  Landlord further agrees to indemnify Tenant from and against all costs, expenses (including reasonable attorneys’ fees) and other liabilities incurred in connection with any such indemnified claim or action or proceeding brought thereon, any and all of which, if reasonably suffered, paid or incurred by Tenant, Landlord shall pay promptly upon receipt of written demand to Tenant.  Landlord’s duty to indemnify Tenant under this Paragraph 15 shall survive the expiration and termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

(c)                                  A party entitled to indemnification hereunder agrees to provide the indemnifying party with prompt notice of any claim, action or other proceeding and to permit the indemnifying party to defend any such claim, action or other proceeding with qualified counsel of its choosing, and further agrees that it will cooperate in all reasonable respects in such defense.  Neither party shall settle or compromise any claim or action for which it is entitled to indemnification hereunder without the indemnifying party’s consent, which such consent shall not be unreasonably withheld, conditioned or delayed.

16.                               Casualty Damage

Except as provided below, in the event of partial or total destruction of the Premises during the Term by fire or other casualty, Landlord shall, at its sole expense, as promptly as reasonably practicable after receipt of any insurance proceeds available as a result of such casualty, repair, reconstruct or replace the portions of the Premises destroyed to the same condition in which they existed prior to such destruction.  During the period of such repair, reconstruction and replacement and until such time as Tenant’s business may be fully resumed on the Premises, there shall be an equitable abatement of Basic Rent and Additional Rent in proportion to the loss of usable floor area in the Premises.

(a)                                 Termination.  If the Building or the Premises is so extensively destroyed by fire or other casualty that the Premises cannot reasonably be expected to be susceptible of repair, reconstruction or replacement to its condition immediately prior to such casualty (excluding any additions, alterations, or improvements constructed by Tenant in the Premises) within a period of one hundred eighty (180) days from the date work were to commence thereon, then either party may terminate this Lease immediately upon notice thereof to the other and the obligation of Tenant, if any, to pay Basic Rent and Additional Rent to Landlord shall terminate as of the date of such notice.  Landlord shall notify Tenant within thirty (30) days of such event of damage or destruction whether the Building or the Premises can be fully repaired or restored to its condition immediately prior to such casualty (excluding any additions, alterations, or improvements constructed by Tenant in the Premises) within the one hundred eighty (180) day period.  If the Building or the Premises can be fully repaired or restored to its condition immediately prior to such casualty (excluding any additions, alterations, or improvements constructed by Tenant in the Premises) within the one hundred eighty (180) day period, this Lease shall remain in full force and effect, except that Basic Rent and Additional Rent shall abate as described above, and Landlord shall, and subject to the rights of any Mortgages, diligently repair and restore the damage as soon as possible.  In the event of any notice of termination pursuant to this Paragraph 16, this Lease shall terminate as of, and Basic Rent and Additional Rent shall be appropriately apportioned through and abated from and after, the date of such notice of termination.

(b)                                 Damage or Destruction at End of Term.  If the Building or the Premises is damaged or destroyed during the last twelve (12) months of the Term of the Lease, and the Building or the Premises cannot be fully repaired or restored by Landlord within thirty (30) days after the date of the damage or destruction, either Landlord or Tenant may terminate this Lease upon notice to the other, unless Tenant, within 30 days of the date of the fire or other casualty, elects to exercise its option to extend the Term.

17.                               Condemnation

If more than ten percent (10%) of the usable floor area of the Premises, or more than twenty-five percent (25%) of the parking spaces then available for use by Tenant, shall be taken by eminent domain or appropriated by public authority (and if Landlord is unable or unwilling to provide a reasonably equivalent area or number of parking spaces within a reasonable proximity), Landlord or Tenant may terminate this Lease by giving written notice to the other within thirty (30) days after such taking or appropriation unless in the case of a taking of parking spaces, Landlord within thirty (30) days after any such notice of termination from Tenant gives written notice to Tenant of Landlord’s assumption of the obligation to replace the parking area so taken with comparable replacements elsewhere on the Property.  In the event of such a termination, this Lease shall terminate as of the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession, and the Basic Rent and Additional Rent reserved shall be apportioned and paid to and as of such date.

If part of the Premises is taken or appropriated by public authority as aforesaid and this Lease is not terminated as set forth above, Landlord shall, subject to the rights of any Mortgagees, apply any such damages and compensation awarded (net of the costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in obtaining the same) to secure and close so much of the Premises or other improvements constituting part of the Premises as remain and shall promptly restore the Building and the Premises to the same condition as they existed immediately prior to such taking or appropriation; and in such event this Lease shall continue in full force and effect, except that there shall be an equitable abatement of Basic Rent and Additional Rent in proportion to the loss of usable floor area in the Premises after giving effect to such restoration, from and after the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession.

Landlord hereby reserves, and Tenant hereby assigns to Landlord, any and all interest in and the claims to the entirety of any damages or other compensation by way of damages which may be awarded in connection with any such taking or appropriation, except so much of such damages or award as is specifically and separately awarded to Tenant and expressly attributable to trade fixtures or moving expenses of Tenant.

18.                               Landlord’s Covenant of Quiet Enjoyment

Landlord covenants that Tenant, upon paying the Basic Rent and Additional Rent provided for hereunder and performing and observing all of the other covenants and provisions hereof, may peaceably and quietly hold and enjoy the Premises for the Term as aforesaid, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant subject, however, to all of the terms and provisions of this Lease and to all matters of record; the foregoing covenant of quite enjoyment is in lieu of any other covenant of quiet enjoyment, express or implied.

19.                               Tenant’s Obligation to Quit; Holdover

Tenant shall, upon the expiration of the Term or earlier termination of this Lease, leave and peaceably and quietly surrender and deliver to Landlord the Premises and any replacements or renewals thereof in at least as good condition as the Premises were in on the Term Commencement Date, and otherwise in the order, condition and repair required by Paragraph 11 hereof and the other provisions of this Lease, except, however, that Tenant shall first remove any trade fixtures and equipment and any alterations, additions and improvements which Landlord has required be removed pursuant to the terms of Paragraph 13 hereof, restoring the Premises in each case to its condition prior to the installation of such fixtures or the undertaking of such alterations, additions or improvements, as the case may be, reasonable wear and tear and damage by casualty or taking excepted.  Within the last ninety (90) days of the Term of this Lease, Landlord may elect to have the Premises inspected (with the reasonable cost thereof to be paid by Tenant as Additional Rent) by an industrial hygienist or an engineer or hazardous materials consultant (who shall be reasonably acceptable to Tenant) to determine any necessary steps to be taken with respect to Tenant’s Materials (as defined in Section 33 below) and the proper removal thereof and any necessary post-removal clean-up or remediation, all of which shall be undertaken by Tenant to Landlord’s reasonable satisfaction prior to the expiration of the Term or earlier termination of this Lease.

If Tenant fails to quit the Premises at the expiration of the Term or earlier termination of this Lease, unless Landlord consents in writing (and in Landlord’s sole and absolute discretion) to Tenant remaining on the Premises, Tenant shall be a tenant-at-sufferance and shall pay to Landlord with respect to any holdover period all Additional Rent and a sum equal to 1.5 times the Basic Rent in effect on the last day of the Term (or the day preceding such earlier termination) (“Holdover Rent”), and shall be fully liable to Landlord for any and all damages or losses suffered by Landlord as a result of such failure (including without limitation any damages arising from the loss of a replacement tenant).

The provisions of this Paragraph 19 shall expressly survive the expiration or earlier termination of this Lease.

20.                               Transfers of Tenant’s Interest

(a)                                 Except as hereinafter set forth, Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, except as provided by Section 20(b) herein below, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Without limiting the foregoing, any agreement pursuant to which: (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of Basic Rent, Additional Rent or other charges due under this Lease; and/or (y) a third party undertakes or is granted the right to assign or attempt to assign this Lease or sublet or attempt sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be an assignment of this Lease and subject to the provisions of this Paragraph 20.  Unless Tenant is a corporation the stock in which is publicly traded on one or more exchanges regulated by the Securities and Exchange Commission, the provisions of this paragraph (a) shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease.  Notwithstanding any of the foregoing to the contrary, Tenant shall have no right to enter into any transfer or other transaction described herein if there then exists any Default of Tenant under Section 23(a)(i) of this Lease.

Tenant shall reimburse Landlord as Additional Rent, upon receipt of demand, for any reasonable costs that may be incurred by Landlord in connection with any proposed assignment or sublease and any request for consent thereto pursuant to this subparagraph (a), including without limitation the costs of making investigations as to the acceptability of any proposed assignee or subtenant and attorneys’ fees.  No subleasing, assignment or other transfer of this Lease or the Premises shall affect Tenant’s ongoing and primary liability for performance of all obligations (including without limitation payments) to be performed by Tenant under this Lease, and Tenant shall in all cases remain liable for the same (whether accruing or arising prior to or after such transfer).

(b)                                 The provisions of paragraph (a) shall not apply to an assignment of this Lease or sublease of the whole or any portion of the Premises to any affiliate or subsidiary of Tenant, or to an entity owning Tenant as a subsidiary, or to any entity resulting from a consolidation or merger of Tenant with any other entity, or an entity acquiring a majority of Tenant’s issued and outstanding capital stock or a substantial portion of Tenant’s physical assets, provided that in any such event, the assignee or sublessee (or successor entity) has a tangible net worth equal to or greater than Forty Million Dollars ($40,000,000), and:

(i)                                     Tenant gives Landlord advance written notice describing the transaction and confirms by written instrument in form reasonably satisfactory to Landlord that, notwithstanding the transaction, Tenant remains bound by all of the obligations of Tenant hereunder; and

(ii)                                  the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, any obligation of assignee to obtain from Landlord consent to any further assignment and subletting pursuant to this Section.

(c)                                  In the event that Tenant shall enter into one or more subleases, and if, after deducting actual out-of-pocket third party expenses reasonably incurred by Tenant in connection with such sublease (such expenses to be pro-rated evenly over the term of such sublease), including without limitation brokerage commissions actually paid to a licensed broker, the rent and other sums (including without limitation the fair value of any services provided by such subtenant for Tenant) payable by the sublessee on account of any such sublease exceed the Basic Rent and Additional Rent allocable to that portion of the Premises subject to such sublease, Tenant shall pay to Landlord, as an additional charge, 50% of such excess, such amount to be paid monthly with payments by Tenant of Basic Rent hereunder.  In the event that Tenant shall enter into any assignment of this Lease, if after deducting actual out-of-pocket third party expenses reasonably incurred in connection with such assignment, including without limitation brokerage commissions actually paid to a licensed broker, Tenant receives any payment or consideration (including without limitation the fair value of any services provided by such subtenant for Tenant) on account of any such assignment over and above the assumption by the assignee of Tenant’s remaining obligations under this Lease, Tenant shall pay to Landlord, as an additional charge, 50% of such excess, such amount to be paid in a lump sum on the effective date of such assignment (or, if later, as received by Tenant from the assignee).

21.                               Transfers of Landlord’s Interest

Landlord shall have the right from time to time to sell or mortgage its interest in the Property, the Building and the Premises, to assign its interest in this Lease, or to assign from time to time the Basic Rent, Additional Rent or other sums and charges at any time paid or payable hereunder by Tenant to Landlord, to any Mortgagees or other transferees designated by Landlord.  In any such case Tenant shall pay the Basic Rent, Additional Rent and such other sums and charges so assigned, subject to the terms of the Lease, upon receipt from Landlord of written notice, to such Mortgagees and other transferees at the addresses mentioned in and in accordance with terms of such instruments of designation.

22.                               Mortgagees’ Rights

Landlord represents that, as of the date hereof, there is no mortgage encumbering the Premises.  This Lease is and shall be subject and subordinate to any mortgage (and to any amendments, extensions, increases, refinancing or restructuring thereof) of the Property, the Building or the Premises, that is filed or recorded subsequent to the execution, delivery or the recording of this Lease or any notice hereof (the holder from time to time of any such mortgage is hereinafter called the “Mortgagee”).  The foregoing subordination shall be self-operative and automatically effective as to any mortgage filed subsequent to the execution and delivery hereof; provided, that (i) Landlord shall use commercially reasonable efforts (which shall not include the obligation to pay any fee or charge or to agree to any less favorable terms or conditions in the secured indebtedness) to obtain for the benefit of Tenant an agreement from any future Mortgagee on its standard form then in use that, for so long as there exists no default beyond applicable grace periods under this Lease by Tenant, and subject to such Mortgagee’s customary exceptions and qualifications, the Mortgagee will not, in foreclosing against or taking possession of the Premises or otherwise exercising its rights under such mortgage, terminate this Lease or disturb Tenant’s possession of the Premises hereunder, or words of similar import and (ii) such subordination shall not otherwise unreasonably restrict or limit the rights or materially increase the obligations of Tenant under this Lease.  Tenant hereby agrees to execute, acknowledge and deliver in recordable form such instruments confirming and evidencing the foregoing subordination as Landlord or any such Mortgagee may from time to time reasonably require.

Provided that Tenant has been provided with written notice of such mortgage and appropriate addresses to which notice should be sent, no notice from Tenant of any default by Landlord in its obligations shall be valid, and Tenant shall not attempt to terminate this Lease, withhold Basic Rent or Additional Rent or exercise any other remedy which may arise by reason of any such default, unless Tenant first gives such notice to such Mortgagee and provides such Mortgagee with reasonable time after such notice to cure such default.  Tenant shall and does hereby agree, upon default by Landlord under any mortgage, to attorn to and recognize the Mortgagee or anyone else claiming under such mortgage, including a purchaser at a foreclosure sale, upon receipt of written request from a successor to the interest of Landlord under this Lease, to execute, acknowledge and deliver in recordable form such evidence of this attornment, and to make payments of Basic Rent and Additional Rent hereunder directly to the Mortgagee or any such successor, as the case may be, provided that this Lease shall continue in full force and effect as a direct lease between such Mortgagee or successor and Tenant.  Tenant may comply with the instructions given it by such Mortgagee or successor without the need to verify Landlord’s default under the subject mortgage.  Any Mortgagee may, at any time, by giving written notice to, and without any further consent from, Tenant, subordinate its mortgage to this Lease, and thereupon the interest of Tenant under this Lease shall automatically be deemed to be prior to the lien of such mortgage without regard to the relative dates of execution, delivery or recording thereof or otherwise.

23.                               Default; Remedies

(a)                                 If Tenant shall: (i) default in the payment when due of any Basic Rent, Additional Rent, or any other charges hereunder, and such default shall continue for five (5) business days after written notice from Landlord of such default; or (ii) if Tenant shall default in the performance or observance of any of the other covenants contained in this Lease on Tenant’s part to be performed or observed and shall fail, within thirty (30) days after written notice from Landlord of such default, to cure such default, or if such cure cannot reasonably be completed within thirty (30) days, if Tenant fails promptly to commence such cure, and thereafter diligently complete it (and in any event within sixty (60) days following the end of said thirty (30) day period); or (iii) if the estate hereby created shall be taken on execution, or by other process of law or if Tenant shall be found, under Title 11 of the United States Code as from time to time in effect, or under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, to be bankrupt or insolvent, or an order by a court of competent jurisdiction shall be entered approving its liquidation or reorganization or any modification or alteration of the rights of its creditors (which order is not discharged within 45 days after such entry) or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property (in every such case, a “Default of Tenant”): then, and in any of said cases, Landlord may, to the extent permitted by law, immediately or at any time thereafter and without demand or notice, terminate this Lease and enter into and upon the Premises, or any part thereof in the name of the whole, and repossess the same as of Landlord’s former estate, and, by any lawful means, expel Tenant and those claiming through or under Tenant and remove its effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant.

(b)                                 No termination or repossession provided for in this Paragraph 23 shall relieve Tenant or any guarantor of the obligations of Tenant under this Lease of or from its liabilities and obligations under this Lease, all of which shall survive any such termination or repossession.  In the event of any such termination or repossession, Tenant shall pay to Landlord either: (i) in advance on the first day of each month, for what would have been the entire balance of the Term one-twelfth (1/12) (and a pro rata portion thereof for any fraction of a month) of the annual Basic Rent, Additional Rent and all other amounts for which Tenant is obligated hereunder, less, in each case, the actual net receipts by Landlord by reason of any reletting of the Premises after deducting Landlord’s expenses in connection with such reletting, including, without limitation, removal, storage and repair and renovation costs and reasonable brokers’ and attorneys’ fees; or (ii) at the option of Landlord exercisable (in Landlord’s sole discretion) by Landlord’s giving notice to Tenant within thirty (30) days after any such termination, an amount equal to the amount by which the payments of Basic Rent and Additional Rent reasonably estimated to be payable for the balance of the Term after the date of the exercise of said option would exceed the payments reasonably estimated to be the fair rental value of the Premises over such period, determined as of such date.  Landlord will use commercially reasonable efforts to mitigate its damages.

(c)                                  Without thereby affecting any other right or remedy of Landlord hereunder, Landlord may, at its option, cure for Tenant’s account any default by Tenant hereunder which remains uncured after said thirty (30) days’ notice of default from Landlord to Tenant, and the cost to Landlord of such cure shall be deemed to be Additional Rent and shall be paid to Landlord by Tenant with the installment of Basic Rent next accruing, together with interest thereon, from the date so expended until the date repaid, at the annual rate often percent (10%).  Without thereby affecting any other right or remedy of Landlord hereunder, Landlord may, at its option, charge Tenant a late charge in the amount of five percent (5%) of the amount overdue in connection with any Basic Rent or Additional Rent not paid within five (5) business days of the date when due.

(d)                                 Notwithstanding any provision hereof to the contrary, in the event that (i) Landlord has failed to perform any obligation required of Landlord under this Lease in connection with the repair or maintenance of the Building or the Property, and Landlord’s failure is having an immediate, material and adverse impact on the Tenant’s ability to conduct its business in the Premises, and (ii) Tenant gives Landlord a written notice of such failure as provided above, which notice shall clearly describe (x) the alleged failure and (y) the material and adverse impact of Tenant’s ability to conduct its business in the Premises, and states that Tenant intends to perform such obligation, and (iii) within three (3) days after Landlord’s receipt of such notice, Landlord has not either cured or commenced to sure such failure, or given Tenant a notice that Landlord in good faith disputes its obligation to perform the same, then Tenant may make such repairs or perform such maintenance in a good and workmanlike manner and in accordance with all laws and codes, and using reputable, licensed and insured contractors, except that nothing herein shall authorize Tenant to perform any work involving or affecting the structure of the Building or the roof of the Building or the electrical, mechanical or plumbing systems that serve any areas other than the Premises.  Any notice to Landlord hereunder must state in prominent bold type: “TIME-SENSITIVE NOTICE.  ACTION IS REQUIRED WITHIN THREE (3) DAYS.”  Landlord will reimburse Tenant for the actual and reasonable third party costs paid by Tenant in so doing (as evidenced by copies of receipted invoices, work orders, checks, or other back-up as Landlord may reasonably request) up to a maximum of Ten Thousand Dollars ($10,000.00).  Such reimbursement shall be made within thirty (30) days after Landlord’s receipt of such back-up material.  Tenant shall in no event have the right to withhold any such amount due from Landlord from, or offset any such amount against any payment (including without limitation Rent or additional rent) due from Tenant to Landlord hereunder, it being agreed that Tenant’s sole remedy shall be an action against Landlord to collect the same.

24.                               Remedies Cumulative: Waivers

Except as stated otherwise herein, the specific remedies to which either party may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which that party may be lawfully entitled under any provision of this Lease or otherwise.  The failure of Landlord or Tenant to insist in any one or more instances upon the strict performance of any of the covenants of this Lease shall not be construed as a waiver or relinquishment for the future of such covenant.  A receipt by Landlord, or payment by Tenant, of Basic Rent or Additional Rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by Landlord or Tenant of any provision in this Lease shall be deemed to have been made or shall be effective unless expressed in writing and signed by an authorized representative of Landlord or of Tenant, as the case may be.  In addition to the other remedies in this Lease provided, Landlord or Tenant, as the case may be, shall be entitled to the restraint by injunction of the covenants, conditions or provisions of this Lease, or to a decree compelling performance of or compliance with any of such covenants, conditions or provisions.

25.                               Broker

Tenant warrants and represents that it has not dealt with any real estate broker other than Cassidy Turley and Cushman & Wakefield of Massachusetts (the “Broker”) in connection with the Premises or this Lease.  Tenant shall indemnify and hold Landlord harmless from and against any liability for commissions due any real estate broker or finder other than the Broker with whom Tenant is claimed to have dealt in connection with this Lease.

26.                               Notices

Any notices or other communications hereunder shall be in writing and delivered by hand or mailed, postage prepaid, by registered or certified mail, return receipt requested, or delivered by generally-recognized overnight delivery service, if to Landlord at the address first set forth above, with a copy to Stephen T. Langer, Esq., Langer & McLaughlin, LLP, 855 Boylston Street, Boston, MA 02116, and if to Tenant at the address first set forth above, and if to any Mortgagee at such address as it may specify by such written notice to Landlord and Tenant, or at such other address as any of them may from time to time specify by like notice to the others.  Any such notice shall be deemed given when personally delivered or, if mailed, three business days after having been mailed as herein provided, unless mailed by generally-accepted overnight delivery service, in which case notice shall be deemed given one business day after having been so mailed.  Notwithstanding the foregoing, any notice delivered by Tenant to Landlord pursuant to Section 23(d) shall be delivered only by hand delivery or by overnight delivery service.

27.                               Estoppel Certificate

Tenant shall, from time to time, within twenty (20) days after receipt of written request from the Landlord or any Mortgagee, execute, acknowledge and deliver, without charge, to the Landlord, the Mortgagee or any other person designated, a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the same by the date thereof and specifying the nature thereof); (ii) that, to the knowledge of the Tenant, there exist no defaults (or if there be any defaults, specifying the same); (iii) the amount of the Basic Rent, the dates to which the Basic Rent, Additional Rent and other sums and charges payable hereunder have been paid; (iv) that, to the knowledge of the Tenant, there exist no claims against the Landlord except for the continuing obligations under this Lease (or if the certifying party has any such claims, specifying the same); and (v) such other matters as the requesting party or the Mortgagee may reasonably request.

Landlord shall, from time to time, within twenty (20) days after receipt of written request from Tenant, execute, acknowledge and deliver, without charge, to Tenant or any other person designated, a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the same by the date thereof and specifying the nature thereof); (ii) that, to the knowledge of Landlord, there exist no defaults (or if there be any defaults, specifying the same); (iii) the amount of the Basic Rent, the dates to which the Basic Rent, Additional Rent and other sums and charges payable hereunder have been paid; (iv) that, to the knowledge of the Landlord, there exist no claims against the Tenant except for the continuing obligations under this Lease (or if the certifying party has any such claims, specifying the same); and (v) such other matters as the requesting party may reasonably request.

28.                               Bind and Inure; Limited Liability of Landlord

All of the covenants, agreements, stipulations, provisions, conditions and obligations herein expressed and set forth shall be considered as running with the land and shall extend to, bind and inure to the benefit of Landlord and Tenant, which terms as used in this Lease shall include their respective successors and assigns where the context hereof so admits.

Neither Landlord nor any principal of Landlord shall have any individual or personal liability for the fulfillment of the covenants, agreements and obligations of Landlord hereunder, Tenant’s recourse and Landlord’s liability hereunder for any monetary judgment shall be limited to the Landlord’s interest in the Property and the Building and the rents accruing therefrom.  The term “Landlord” as used in this Lease shall refer to the owner or owners from time to time of the Property or the Building, it being understood that no such owner shall have any liability hereunder for matters arising from and after the date such owner ceases to have any interest in the Property or the Building, provided that the successor to such owner expressly assumes in writing the covenants, agreements and obligations of Landlord hereunder.  Neither Landlord nor Tenant shall ever be liable for any consequential, indirect or punitive damages under any circumstances, provided that, for purposes of the foregoing, any loss or damage suffered or sustained by Landlord as a result of (i) any holdover by Tenant following the expiration or sooner termination of this Lease, or (ii) any breach of Tenant’s obligation or covenants under Section 33 below, shall in all cases be deemed to be direct damages.  Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.  To the extent permitted by law, Tenant expressly waives the benefits of any statute or other law now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Property in good order, condition and repair.

29.                               Captions

The captions for the numbered paragraphs of this Lease are provided for reference only and they do not constitute a part of this agreement or any indication of the intentions of the parties hereto.

30.                               Integration

All prior written and oral agreements between the parties and all prior representations made by either party to the other with respect to the subject matter hereof have been incorporated in this instrument or otherwise satisfied prior to the execution hereof.

31.                               Severability; Choice of Law

If any provision of this Lease shall be declared to be void or unenforceable either by law or by a court of competent jurisdiction, the validity or enforceability of remaining provisions shall not thereby be affected.  This Lease is made under, and shall be construed in accordance with, the laws of The Commonwealth of Massachusetts.

32.                               Enforcement of Rights

All reasonable costs or expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with amendments to, consents under and subleases and assignments of this Lease (other than assignments or subleases described in Paragraph 20(b) above) shall be paid by Tenant to Landlord upon receipt of written demand.  All reasonable costs or expenses, including reasonable attorney’s fees, incurred by Tenant in connection with amendment to and consents under this Lease requested by Landlord shall be paid by Landlord to Tenant upon receipt of written demand.  All reasonable costs or expenses, including reasonable attorneys’ fees, incurred by a party in enforcing its rights or remedies hereunder, whether during or after the expiration or termination of the term, shall be paid by the party prevailing in such enforcement of rights and remedies.  Moreover, if either party hereto is, without fault on its own part, made a party to any action instituted by or against the other party to this Lease due to such other party’s fault, such other party shall indemnify the party innocently involved and save it harmless against and from all such cost and expense incurred therein including, without limitation, reasonable attorneys’ fees.  Time shall be of the essence of this Lease.

33.                               Covenants Regarding Hazardous Materials

To the best of Landlord’s actual knowledge (without any independent investigation or inquiry): (i) the Building does not contain any unlawful quantities or concentration of asbestos; and (ii) neither the Building nor the land on which it is located contain any unlawful quantities or concentration of Hazardous Materials, other than negligible quantities of such Hazardous Materials as may typically be found in commercial construction or cleaning products used and disposed of in accordance with applicable laws; and (iii) there are no underground storage tanks for petroleum products or Hazardous Materials, active or abandoned, located on the land on which the Building is located; and (iv) there are no environmental liens currently existing against the Building.  Landlord agrees not to cause or permit any Hazardous Materials to be produced, stored, kept, discharged, or released in or about the Building in violation of applicable law other than negligible quantities of such Hazardous Materials as may typically be found in commercial construction or cleaning products used and disposed of in accordance with applicable laws.  Any provision in the Lease to the contrary notwithstanding, in no event shall Tenant be liable to Landlord for any Hazardous Materials stored, released or disposed of on the Premises prior to the commencement of the Lease by anyone other than the Tenant, or for any contamination due to Hazardous Materials elsewhere in the Building that was not caused by any act or omission of Tenant or its agents, employees, contractors, licensees or invitees.

Tenant has advised Landlord that Tenant intends to store within the Premises those materials (and in the approximate quantities shown) indicated on Exhibit B hereto, as may be amended from time to time upon written notice to Landlord (“Tenant’s Materials”).  All such materials will be stored, used and disposed of in strict accordance with all applicable federal, state and local laws, regulations, codes and ordinances, and Tenant will provide evidence of such compliance to Landlord from time to time on request.  Except with respect to Tenant’s Materials as expressly provided herein, Tenant shall not cause or allow any of its employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants (collectively “Tenant’s Parties”) to cause any Hazardous Materials to be brought on to, used, generated, stored or disposed of, on or about the Property.  Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord harmless from and against all liabilities, losses, costs and expenses, demands, causes of action, claims, or judgments (including without limitation costs of inspecting and detecting any Hazardous Materials, engineering costs, finding fees, legal costs, and all costs and expenses of or related to testing, remediation and removal) directly or indirectly arising out of (i) the violation of the foregoing covenant or (ii) the use, generation, storage or disposal of Hazardous Materials, including without limitation Tenant’s Materials, by Tenant or any of Tenant’s Parties on the Property.  Tenant’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.  Hazardous Materials shall include but not be limited to those substances defined as “hazardous substances,” “toxic substances,” “pollutants” or “contaminants” in the Comprehensive Environmental Response, Liability and Recovery Act, as amended (“CERCLA”), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802, the Resources Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901, et seq. or Massachusetts General Laws Chapter 21C et seq.

34.                               Recording

Tenant agrees not to record this Lease or any notice or memorandum thereof, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a so-called notice of lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s attorneys.  In no event shall such document set forth the rent or other charges payable to Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

35.                               Security Deposit

At the time of Tenant’s execution and delivery hereof, Tenant will deposit with Landlord a security deposit (the “Security Deposit”) in the amount of One Hundred Twenty Thousand Dollars ($120,000.00) to be held by Landlord for the duration of the Lease as security for the full performance by Tenant of all of the obligations on the part of Tenant hereunder.  The Security Deposit shall, at the option of Landlord, be in the form of an irrevocable demand letter of credit (the “Letter of Credit”), in form and substance reasonably acceptable to Landlord, issued by an FDIC-insured commercial banking institution having offices in Massachusetts and reasonably acceptable to Landlord.

If the Security Deposit, or any portion thereof, is in the form of cash, Landlord shall hold the same without liability for interest and without any obligation to segregate such cash from Landlord’s other funds.  Tenant shall not mortgage, pledge, grant a security interest in, or otherwise encumber the Security Deposit.  Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from any Default of Tenant.  Upon such application, Tenant shall promptly restore the Security Deposit to its original amount.  Upon the full performance by Tenant of its obligations hereunder, the Security Deposit, or such amount that shall be remaining after application of the same hereunder, shall be returned to Tenant within thirty (30) days after the expiration or earlier termination of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time.

If the Security Deposit is in the form of a Letter of Credit, such Letter of Credit shall, throughout the Term, be in full force and in compliance with the terms of this Lease.  Tenant shall not mortgage, pledge, grant a security interest in, or otherwise encumber the Letter of Credit or the proceeds of the same.  Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to draw on the Letter of Credit and apply the proceeds, or any part thereof, to Landlord’s damages arising from any Default of Tenant (beyond applicable notice and cure periods) on the part of Tenant.  Upon such application, Tenant shall promptly restore the Security Deposit to its original amount either by delivering cash or a new Letter of Credit complying with the provisions hereof to Landlord.  In the event such Letter of Credit will expire by its terms prior to the end of the Term and Tenant fails to provide a substitute Letter of Credit at least thirty (30) days prior to such expiration, then

Landlord may draw on the Letter of Credit and hold the proceeds.  Any portion of the proceeds of the Letter of Credit not applied to cure a breach or default of Tenant hereunder shall be held by Landlord as a cash Security Deposit pursuant to the provision set forth above unless Landlord shall require a new Letter of Credit complying with the provisions hereof, in which event the unapplied cash proceeds shall be promptly returned to Tenant for such purpose.  Upon the full performance by Tenant of its obligations hereunder, the Letter of Credit (or the remaining proceeds thereof if previously drawn and not applied to cure a Default of Tenant hereunder), shall be surrendered to Tenant within thirty (30) days after the expiration or earlier termination of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time.

36.                               Option to Extend

(a)                                 Provided that, at the time of such exercise, (i) there exists no Default of Tenant under Section 23(a)(i) of this Lease; (ii) this Lease is still in full force and effect and Tenant actually occupies at least fifty percent (50%) of the Premises; and (iii) Tenant shall not have assigned this Lease or currently sublet more than fifty percent (50%) of the Premises, other than to an affiliated entity or successor as described in Section 20(b) above (all of which conditions are for the benefit of, and may be waived by, Landlord), Tenant shall have the right to extend the Term of this Lease as to the Premises originally leased hereunder for one extended term (the “Extended Term”) of five (5) years.  The Extended Term shall commence on the day immediately following the expiration date of the Initial Term, and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of the Extended Term.  Tenant shall exercise such option by giving Landlord written notice of its desire to do so, not later than nine (9) months prior to the expiration of the Initial Term, it being agreed that time shall be of the essence with respect to the giving of such notice.  The giving of such notice shall automatically extend the Term of this Lease for the Extended Term, and no instrument of renewal need be executed.  In the event that Tenant fails to give such notice to Landlord within such time, the Term of this Lease shall automatically terminate at the end of the Initial Term, and Tenant shall have no further right or option to extend the Term of this Lease, time being of the essence.  The Extended Term shall be on all the terms and conditions of this Lease, except that: (i) Landlord shall have no obligation to perform or pay for any construction or improvements to the Premises, with respect to the Extended Term; and (ii) the Basic Rent for the Extended Term shall be determined in accordance with Paragraphs 36(b) and (c).

(b)                                 The Basic Rent for the Extended Term shall be at a rental rate equal to the Fair Market Rental Value (in the North Suburban Boston area) of the Premises as of the commencement of the Extended Term, determined without regard to Tenant’s right to extend, as agreed by the parties, it being understood that during the Extended Term, Additional Rent shall continue to be calculated in accordance with Paragraph 7 of this Lease.

(c)                                  (i) The term “Fair Market Rental Value” shall mean the annual fixed rent that a willing tenant would pay and a willing landlord would accept, each acting in its own best interest and without duress, in an arms-length lease of the premises in question as of the date (the “Determination Date”) on which the same is to become effective and taking into account all relevant factors.  If Landlord and Tenant shall fail to agree upon the Fair Market Rental Value within sixty (60) days before the Determination Date, then Landlord and Tenant each shall give notice (the “Determination Notice”) to the other setting forth their respective determinations of the Fair Market Rental Value, and, subject to the provisions of paragraph (ii) below, either party may apply to the American Arbitration Association or any successor thereto for the designation of an arbitrator satisfactory to both parties to render a final determination of the Fair Market Rental Value.  The arbitrator shall be a real estate appraiser or consultant who shall have at least ten (10) years’ continuous experience as a commercial real estate broker or appraiser, and having significant experience with property similar to the Building in the north suburban Boston area.  The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days after having been appointed, choose one of the determinations set forth in either Landlord’s or Tenant’s Determination Notice, and that choice by the arbitrator shall be binding upon Landlord and Tenant.  Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this paragraph (c), and the parties shall share equally all other expenses and fees of any such arbitration.  The determination rendered in accordance with the provisions of this paragraph (ii) shall be final and binding in fixing the Fair Market Rental Value.  The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease.

(ii)                                  In the event that the lower of the two determination of the Fair Market Rental Value is greater than ninety-five percent (95%) of the higher determination, then the Fair Market Rental Value shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in Landlord’s and Tenant’s Determination Notices.  Only if the lower determination is ninety-five percent (95%) or less of the higher determination shall the actual determination of Fair Market Rental Value be made by an arbitrator as set forth in paragraph (c)(i) above.

(iii)                               If for any reason the Fair Market Rental Value shall not have been determined prior to the Determination Date, then, until the Fair Market Rental Value and, accordingly, the Basic Rent shall have been finally determined, Tenant shall pay Basic Rent at the rate equivalent to Basic Rent paid during the last year of the Initial Term.  Upon final determination of the Fair Market Rental Value, an appropriate adjustment to the Basic Rent theretofore paid by Tenant from and after the Determination Date shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall promptly credit or pay, respective, to the other any overpayment of deficiency, as the case may be, in the payment of Basic Rent from the Determination Date to the date of such final determination.

37.                               First Right to Lease

Subject to the terms hereof, if (i) during the Term of this Lease there exists no Default of Tenant under Section 23(a)(i) of this Lease, and (ii) Tenant shall not have assigned this Lease or currently sublet more than fifty percent (50%) of the Premises (other than to an affiliated entity or successor as described in Section 20(b) above), and Tenant then actually occupies at least fifty percent (50%) of the Premises, and (iii) this Lease is still in full force and effect and at least two (2) years then remain in the Term (all of which conditions are for the benefit of, and may be waived by, Landlord), then at the time each of the two spaces in the Building that are immediately adjacent to the Premises and currently occupied by A.J. Mailing and Securadyne Northeast (each, a “First Offer Space”) becomes unencumbered from any existing renewal or extension options, Landlord shall so notify Tenant, and deliver with such notice a description of that portion (if less than all) of such First Offer Space that is available for lease (the “Offered Space”) and all of the material terms and conditions on which Landlord is willing to so lease the Offered Space to Tenant (including without limitation the rent, any allowances and the rentable square footage of the Offered Space).  Tenant shall have a one-time right on each First Offer Space, which Tenant may exercise by giving Landlord notice within ten (10) days after receipt of Landlord’s notice with respect to such First Offer Space, to irrevocably elect to lease the Offered Space on the terms and conditions set forth in Landlord’s notice.  If Tenant shall so elect to lease the Offered Space (and provided that the conditions in clauses (i) through (iii) above continue to exist at the time of execution of such lease or amendment), Landlord shall furnish a commercially reasonable draft lease or lease amendment incorporating such terms and conditions set forth in Landlord’s notice, and Tenant shall, within ten (10) Business Days after receipt of such lease or amendment, execute and deliver the same to Landlord, but Tenant’s failure to enter into such lease or amendment shall have no effect on Tenant’s right or obligation to lease the Offered Space, unless Landlord shall elect to nullify Tenant’s election as a result thereof.  Except as herein provided, if Tenant shall fail to elect to lease any Offered Space within such 10-day period (time being of the essence), Tenant shall have no further rights with respect to such First Offer Space (or any portion thereof), and Landlord shall thereafter be free to lease any or all of such First Offer

Space to such party or parties, on such terms as Landlord may from time to time determine; provided, however, that if within the following six (6) months, Landlord offers the Offered Space to a third party on economic terms that are less than 95% of the economic terms offered to Tenant, then Landlord shall first be required to re-offer the Offered Space to Tenant on such terms, and Tenant shall have the time periods set forth in this Section to respond.  For the purposes hereof, no First Offer Space will be deemed “available” if, prior to the lapse of any existing right or option to extend or renew such tenant’s lease, Landlord leases the same to the existing tenant of such First Offer Space pursuant to an existing right or option to extend or renew that tenant’s lease (or pursuant to a negotiated extension in lieu of or in addition to such an existing right).

38.                               OFAC Compliance

Tenant represents, warrants and covenants to Landlord that (i) neither Tenant nor any of its partners, members, principal stockholders or any other constituent entity either in control of the operation or management of Tenant or having a controlling financial interest in Tenant has been or will be designated or named as a terrorist, a “Specially Designated and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11 or at any replacement website or other replacement official publication of such list (such list, or any such replacement official publication of such list, the “OFAC List”), or by any Executive Order or the United States Treasury Department; and (ii) Tenant has not engaged, and will not engage, in this transaction, directly or indirectly, on behalf of, or instigating or facilitating, and will not instigate or facilitate, this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.  A breach of any Tenant representation, warranty and covenant contained in this Section shall be an immediate and material Default of Tenant under this Lease without notice or cure rights.  Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to Tenant’s breach of any of the foregoing representations, warranties and/or covenants.

39.                               Force Majeure

The time for performance of any act required to be done by either party (specifically excluding the payment of Basic Rent or Additional Rent by Tenant) shall be extended by a period equal to any delay caused by or resulting from an act of God, war, civil commotion, fire, casualty, labor difficulties, shortages of labor or materials or equipment, governmental regulation, act or default of the other party, or other causes beyond such party’s reasonable control (which shall not, however, include the availability of funds).  The party so affected by any such delay shall promptly notify the other party, and shall diligently and continuously use reasonable efforts to minimize the effect of such delay.

40.                               Consents

Except as may be otherwise expressly provided in this Lease, where either party is required to give its consent or approval, such party shall not unreasonably withhold, condition or delay such consent or approval.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate under seal as of the date first above written.

WAKEFIELD INVESTMENTS, INC.

By:	/s/ David Schelzi
Name: R. David Schelzi
Title: President and Treasurer Hereunto duly authorized

CONFORMIS, INC.

By:	/s/ Philipp Lang
Name: Philipp Lang
Title: President and Chief Executive Officer Hereunto duly authorized

EXHIBIT A

Property Description

That certain parcel of land, together with the improvements thereon, in Wilmington, Middlesex County, Massachusetts, bounded and described as follows:

The land, together with the improvements thereon, if any, being shown as the parcel labelled “LOT 5, 18.6485 ± AC on a plan entitled “Plan of Land in Wilmington, Mass.”, for Wilmington Technology Trust” dated May 2, 1988 by Dana F. Perkins & Assoc. Inc., which plan is recorded with Middlesex County North Registry of Deeds in Plan Book 167, Plan 129.

Grantor also conveys hereby all of its right, title and interest, if any, in and to the road known as Research Drive situated in Wilmington, Middlesex County, Massachusetts, and shown as the parcel labelled “RESEARCH DRIVE, AREA = 3.9470 ACRES ± on plan entitled “PLAN OF LAND IN WILMINGTON, MASS. FOR WILMINGTON TECHNOLOGY REALTY TRUST”, dated May 27, 1986 prepared by Dana F. Perkins & Assoc., Inc., Civil Engineers & Surveyors, and recorded with said Deeds in Plan Book 157, Plan No. 33.

Together with the benefit of end subject to the rights, easements, agreements, terms and previsions set forth is an agreement entitled Easements and Agreement by and between Anthony A. Tambone and J. William Blackham III, Trustees of Wilmington Technology Realty Trust and Anthony A. Tambone and J. William Blackham, III, Trustees of Wilmington 303 Realty Trust, dated October 17, 1986, and recorded with said Deeds in Book 3780, Page 323, as amended by amendment to Easements and Agreement (Lot 1) among Anthony A. Tambone and J. William Blackham III, Trustees of Wilmington 100 Realty Trust, said Trustees of Wilmington Technology Realty Trust, Anthony A. Tambone and J. William Blackham III, Trustees of Wilmington 400 Realty Trust and Anthony A. Tambone and J. William Blackham III, Trustees of Wilmington 500 Realty Trust dated April 7, 1988 and recorded with said Deeds in Book 4768, Page 074.

Together with the benefit of and subject to the right, easements, agreements, terms and provisions set forth in an agreement entitled:  “Easements and Agreement” by and between said Trustees of Wilmington Technology Realty Trust and said Trustees of Wilmington 400 Realty Trust dated March 6, 1987, and recorded with said Deeds in Book 3965, Page 12, as amended by Amendment to easements and Agreement (Lot 2) among said Trustees of Wilmington Technology Realty Trust, said Trustees of Wilmington 400 Realty Trust and said Trustees of Wilmington 500 Realty Trust dated April 7, 1988 and recorded with said Deeds December 15, 1988 in Book 4748, Page 183.

Together with the benefit of end subject to the rights, easements, agreements, terns and provisions set forth in an agreement entitled:   Easements and Agreement (Lot 3)”, by and between said Trustees of Wilmington 500 Realty Trust and Wilmington Technology Realty Trust dated January 6, 1988 and recorded with said Deeds in Book 4378, Page 56, as amended by Amendment to Easements and Agreement (Lot 3) between said Trustees of Wilmington Technology Realty Trust and said Trustees of Wilmington 500 Realty Trust dated April 7, 1988 and recorded with said Deeds in Book 4748, Page 196, and as further amended by a Second Amendment to Basements and Agreement (Lot 3) dated March 20, 1992, recorded in Book 5863, page 179.

Said premises are conveyed subject to and with the benefit of rights, easements, restrictions and other instruments of record, if any, insofar as the same may now be in force and applicable.

Being the same premises conveyed to Grantor by Deed of 200 RD Associates, Inc. dated February 27, 1992 and recorded with said Seeds in Book 5834, Page 112.

EXHIBIT A-1

Landlord’s Work

•                  All architectural and engineering expenses associated with completing the Landlord’s Tenant Improvements.

•                  Construction of the Quality Control Room. Room will be approximately 30’L x 40’W x 9’H, with 1 steel double door and 1 steel single door for entry in approximate locations on the attached layout plan. Walls will be painted, with tenant to specify color. A 9’H drop ceiling to be installed, with sufficient lighting to meet 75-100 FC for the area.

•                  Construction of the enclosure of the electrical room. Walls will be painted, with tenant to specify color.

•                  Construction of the Break Out Area Room. Room will be approximately 19’L x 25’W x 9’H, with 2 steel double doors for entry in approximate locations on the attached layout plan. Walls will be painted, with tenant to specify color. A 9’H drop ceiling to be installed, with sufficient lighting to meet 75-100 FC for the area.

•                  Construction of the Torit System Room. Room will be approximately 12’L x 19’W x 9’H, with 1 steel double door for entry in approximate location on the attached layout plan. Walls will be painted, with tenant to specify color. A 9’H drop ceiling to be installed, with sufficient lighting to meet 75-100 FC for the area.

•                  Existing restrooms and kitchen delivered in broom clean condition with all plumbing fixtures in good working order.

•                  Provide an electrical service equal to total of 3,000 AMPS at 480 VOLTS and distributed to two (2) subpanels within the Premises in locations to be mutually agreed upon.

•                  Provide 100 tons of cooling and distributed throughout with circular duct work.

•                  New paint and carpet throughout the existing office area. Tenant to specify color and materials.

•                  New ceiling tiles throughout the existing office and the replacement of all necessary light bulbs and/or ballasts.

•                  Install industrial grade, 2-part epoxy paint to the entire manufacturing floor, except to tenant defined area where the clean room will be located. Tenant to specify color.

•                  New paint to the exposed ceiling. Tenant to specify color.

•                  Deliver all mechanical, electrical and plumbing serving the Premises in good working order and in fully operational condition.

•                  Install new lighting fixtures and bulbs (T-8 or better) to the manufacturing floor area to meet 75-100 FC.

•                  Deliver the Premises in compliance with all building and life safety codes.

•                  Removal of any hazardous materials (i.e. floor mastic, tiles, etc.).

•                  Existing window coverings to be delivered clean and in good working order and in fully operational condition.

•                  All loading dock doors and levelers in good working order and in fully operational condition.

EXHIBIT A-2

Layout Plan

ORIENTATION PLAN
Shipping & Receiving
Office
Room
Conference Room
Cafe
PROPOSED MODIFICATION FLOOR PLAN
LEGEND

07-22-14

Warrick Associates, Inc.

CONFORMIS

Wakefield Investments, Inc

FLOOR PLAN

1 of 1

EXHIBIT B

Chemical and Material Storage List

Chemical Name	On-site Stored Qty.

CIP 100 Alkaline Solution (Product Cleaning)	<15 Gallon
CIP 200 Alkaline Solution (Product Cleaning)	<15 Gallon
Decon-Alcohol 70% USP Isopropyl Alcohol	<2 Gallon
Sterrad Hydrogen Peroxide Cassette	Minimal
Steris Environ LpH se Phenolic Disinfectant	<1 Gallon
Steris Environ Vesphene se Phenolic Disinfectant	<1 Gallon
Steris Spor-Klenz Disinfectant	<5 Gallon
Fisher Scientific Propelyne Glycol	<2 Gallon
Fisher Scientific Ethelyne Glycol	<5 Gallon
Nitric Acid (Passivation)	<5 Gallon
Sterrad -Alcatal200 Vacuum Pump Oil	Minimal
Duraform Polyamide Powder (SLS Powder)	20000 lbs.
Ballotini Glass Beads (Grit Blasting)	150 lbs.
Metrex CaviCide Disinfectant	<5 Gallon
Simple Green All Purpose Cleaner	<10 Gallon
Windex Glass Cleaner	<2 Gallon
Orange Sol Cleaning Solvent	<2 Gallon
WD-40	<2 Gallon
Copier Toner, Ricoh	Minimal
Laser Printer Toner, HP	Minimal
Castrol Syntilo Coolant	55 Gallon Drum
Cannon Muskegon CoCr Powder	<15 Gallon
VF-RG Plastic Media-Polyester (Grit Blasting)	150 lbs.
Duralum White Aluminum Oxide (Grit Blasting)	150 lbs.
Cut Bar Compound (Polishing)	15 lbs.
MA Finishing TS Compound M (Polishing)	15 lbs.
Color Bar Compound (Polishing)	15 lbs.